Exhibit 99.1

eMagin's Shares to be Listed on the NYSE Amex Stock Exchange
BELLEVUE, Wash., May 13, 2010 (BUSINESS WIRE) --eMagin Corporation (OTCBB: EMAN) announced today that it has received confirmation from the NYSE Amex Stock Exchange ("NYSE Amex", "Exchange") that eMagin has been approved to list its shares on the Exchange. The Company's shares will continue to trade under the ticker symbol, EMAN, and are expected to commence trading on the NYSE Amex on May 18, 2010. Prior to that date, eMagin's shares will continue to trade on the Over-the-Counter (OTC) Bulletin Board.

"We are pleased by the approval to list eMagin's shares on the NYSE Amex Stock Exchange, which will strengthen our relationship with investors and bring the Company greater visibility. Listing on the Amex is the latest in a series of initiatives taken during the last two years which have focused the Company on the design and manufacture of OLED microdisplays, improved its financial results and positioned it for growth," commented Mr. Andrew Sculley, eMagin's president and chief executive officer.

"We are pleased to welcome eMagin Corporation, a pioneer in OLED microdisplay technology, to list its shares on NYSE Amex. NYSE Euronext's acquisition of the former Amex enables us to extend our coverage to smaller, promising companies. We look forward to partnering with eMagin on NYSE Amex, the premier U.S. equities market for listing and trading small- and mid-cap growth companies,"said Scott Cutler, NYSE Euronext EVP and Head of Listings, Americas.

About eMagin Corporation

A leader in OLED microdisplay technology and personal display systems, eMagin integrates high-resolution OLED microdisplays with magnifying optics to deliver virtual images comparable to large-screen computer and television displays in portable, low-power, lightweight personal displays. eMagin microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs. The company's own Z800 3DVisor provides 3D stereovision and headtracking for PC gaming, training and simulation, immersion therapy, and other applications. More information about eMagin is available at http://www.emagin.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation's expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. The business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in forward-looking statements. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

SOURCE: eMagin Corporation

eMagin Corporation
Investors:
Paul Campbell, 425-284-5220
pcampbell@emagin.com